SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. ______)

SEMITOOL, INC.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

816909 10 5
(CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP NO. 816909 10 5                                      Page  1  of  4  Pages

________________________________________________________________________________
1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Raymon F. Thompson and Ladeine A. Thompson
                ###-##-####            ###-##-####

________________________________________________________________________________
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                (b)  [ ]

________________________________________________________________________________
3      SEC USE ONLY

________________________________________________________________________________
4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

________________________________________________________________________________
       NUMBER OF   5.    SOLE VOTING POWER

        SHARES           11,957,368

                   _____________________________________________________________
     BENEFICIALLY   6.    SHARED VOTING POWER

       OWNED BY

                   _____________________________________________________________
         EACH      7.    SOLE DISPOSITIVE POWER

       REPORTING         11,957,368

                   _____________________________________________________________
        PERSON     8.    SHARED DISPOSITIVE POWER

         WITH

________________________________________________________________________________
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,957,368

________________________________________________________________________________
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                [ ]

________________________________________________________________________________
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         42.0%

________________________________________________________________________________
12     TYPE OF REPORTING PERSON*
         IN

________________________________________________________________________________

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a) Name of Issuer: Semitool, Inc.

(b) Address of Issuer's Principal Executive Offices:

     655 West Reserve Drive
     Kalispell, Montana 59901

Item 2.

(a) Name of Person Filing:

     Raymon F. Thompson and Ladeine A. Thompson

(b) Address of Principal Business Office or, if None, Residence:

     655 West Reserve Drive
     Kalispell, Montana 59901

(c) Citizenship: U.S.A.

(d) Title of Class of Securities: Common Stock, no par value

(e) CUSIP NUMBER: 816909 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       Not applicable.

Item 4. Ownership:

(a) Amount Beneficially Owned:

     11,957,368 shares, as of December 31, 2002. Includes 9,965,838 shares held by the Raymon F. Thompson
     Revocable Living Trust; 189,400 shares held by the Floyd Foundation Trust; and 1,775,730 shares held by the
     Ladeine A. Thompson Revocable Trust.

(b) Percent of Class: 42.0% as of December 31, 2002.

(c) Number of shares as to which such person has:

     (i) sole power to vote or to direct the vote:

          11,957,368 shares.

     (ii) shared power to vote or to direct the vote:

          None.

     (iii) sole power to dispose or to direct the disposition of:

          11,957,368 shares.

     (iv) shared power to dispose or to direct the disposition of:

          None.

Item 5. Ownership of Five Percent or Less of a Class:

       Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

       Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       Not applicable.

Item 8. Identification and Classification of Members of the Group:

       Not applicable.

Item 9. Notice of Dissolution of the Group:

       Not applicable.

Item 10. Certification:

       Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 12, 2003
                             ------------------------------
                                        (Date)

                             /s/Raymon F. Thompson
                             ------------------------------
                                      (Signature)

                             Raymon F. Thompson/Individual
                             ------------------------------
                                      (Name/Title)

                               February 12, 2003
                             ------------------------------
                                        (Date)

                             /s/Ladeine A. Thompson
                             ------------------------------
                                      (Signature)

                             Ladeine A. Thompson/Individual
                             ------------------------------
                                      (Name/Title)